UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2014

Bluerock Residential Growth REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-153135	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 9th Floor New York, NY 10019
(Address of principal executive offices)

(212) 843-1601
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Items 2.01 and 2.03 is incorporated herein by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The disclosure below describes our investment in Alexan CityCentre. All figures provided below are approximate.

On July 1, 2014, through a wholly-owned subsidiary of our operating partnership, we made a convertible preferred equity investment in a multi-tiered joint venture along with Bluerock Growth Fund, LLC (“BGF”), Bluerock Special Opportunity + Income Fund II, LLC (“SOIF II”) and Bluerock Special Opportunity + Income Fund III, LLC (“SOIF III” and collectively with BGF and SOIF II, the “BRG Co-Investors”), which are affiliates of our Manager, and an affiliate of Trammell Crow Residential (“TCR”), to develop a 340-unit class A, apartment community located in Houston, Texas, to be known as Alexan CityCentre (the “Alexan property”). The material features of the investment in the joint venture and the development project are described below. The related construction financing is described under Item 2.03.

BR Alexan Member

For development of the Alexan property and funding of any required reserves, the Company has made a capital commitment of $6,564,557, to acquire 100% of the preferred membership interests in BR T&C BLVD Member, LLC (“BR Alexan Member”) through a wholly-owned subsidiary of the Company’s operating partnership, BRG T&C BLVD Houston, LLC (“BRG Alexan”). The BRG Co-Investor’s budgeted development-related capital commitments are as follows: BGF, $6.500 million; SOIF II, $6.274 million; and SOIF III, $4.360 million, to acquire 37.93%, 36.62% and 25.45% of the common membership interests in the BR Alexan Member, respectively.

Under the operating agreement for BR Alexan Member, our preferred membership interest earns and shall be paid on a current basis a preferred return at the annual rate of 15.0% times the outstanding amount of our capital contributions made pursuant to our capital commitment. To date (i) we have funded $4,382,974 of our capital commitment leaving $2,181,583 remaining to be funded and (ii) the BRG Co-Investors have funded $14,480,886. BR Alexan Member may call for capital contributions in accordance with the requirements of the development budget for the Alexan property and we are obligated to fund our share of them (limited by the amount of our capital commitment) within ten (10) days of our receipt of written notice of any such capital call, or the preferred return on our outstanding capital contributions shall be reduced to 7.0% annually.

We are not required to make any additional capital contributions beyond our capital commitment. However, if BR Alexan Member makes an additional capital call and any of the BRG Co-Investors do not fully fund their pro rata (in accordance with their common membership interests) portion of the same, then we may elect to fund such shortfall as an additional capital contribution, in which case those contributions will accrue a preferred return at the annual rate of 20.0% times the outstanding amount of such capital contributions.

BR Alexan Member is required to redeem our preferred membership interests on the earlier of the date which is six (6) months following the maturity of the construction loan (including any extensions thereof but excluding refinancing), or any acceleration of the construction loan. On the redemption date, BR Alexan Member is required to pay us an amount equal to our outstanding net capital contributions to BR Alexan Member plus any accrued but unpaid preferred return. If BR Alexan Member does not redeem our preferred membership interest in full on the required redemption date, then any of our net capital contributions remaining outstanding shall accrue preferred return at the rate of 20.0% per annum.

Distributions of operating cash flow of BR Alexan Member will be made monthly (as cash flow permits) (ii) first to pay us all of our accrued but unpaid preferred return on our budgeted development-related capital contributions, (ii) to pay us all of our accrued but unpaid preferred return on our additional capital contributions, and (iii) to the common members pro rata in accordance with their membership interests; provided, however, after the redemption date, all operating cash flow shall be paid to us until our preferred membership interest is fully redeemed.

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Upon a sale, refinancing or other capital transaction regarding the Alexan property, the net proceeds shall be distributed by the BR Alexan Member: (i) to repay any debts or obligations; (ii) to fund any reserves determined in good faith by BR Alexan Member’s managers and approved by us; (iii) to us to repay our outstanding additional capital contributions and any preferred returns accrued thereon; (iv) to us to repay our budgeted development-related capital contributions and any preferred returns accrued thereon; (v) to the common members in accordance with their positive capital accounts and (vi) to the common members, pro rata in accordance with their common membership percentages.

We have the right, in our sole discretion, to convert our preferred membership interest in BR Alexan Member into a common membership interest for a period of six months from and after the date upon which 70% of the units in the Alexan property have been leased (the “Conversion Trigger Date”). Assuming that we and the BRG Co-Investors have made all of our budgeted development-related capital contributions as required, and all accrued preferred returns have been paid to us, upon conversion we will receive a common membership interest of 18.5% of the aggregate common membership interest in BR Alexan Member (the “Expected Interest”), and the membership percentages of the BRG Co-Investors shall be adjusted accordingly. If the facts as of the Conversion Trigger Date are substantially different from the capital investment assumptions resulting in our receipt of the Expected Interest, then we and the BRG Co-Investors are required to confer and determine in good faith a new common membership interest percentage relative to our conversion.

If we convert to a common membership interest, (i) we will no longer have any rights to any preferred returns on, or of, capital contributions to BR Alexan Member, (ii) BR Alexan Member will no longer be obligated to redeem us, and (iii) we will become the sole manager of BR Alexan Member.

Prior to the exercise of the conversion right, BGF, SOIF II and SOIF III shall be the managers of BR Alexan Member, and shall have the power and authority to govern the business of BR Alexan Member, subject to the approval of certain “major decisions” by members holding a majority of the membership interests and subject to the further requirement that our economic interests and other rights in and to the Alexan property may not be diluted or altered without our prior written consent. These major decisions include: (i) confessing a judgment against BR Alexan Member; (ii) admitting a new member; and (iii) making any loans or become a guarantor of any loans. Additionally, the following actions are subject to our approval (so long as we own a preferred membership interest): (i) causing BR Alexan Member to approve any major decision of BR Alexan JV; (ii) approving any amendment of BR Alexan JV’s operating agreement; (iii) filing or consenting to any bankruptcy, insolvency or similar action or proceeding regarding BR Alexan Member or BR Alexan JV; (iv) dissolving or liquidating BR Alexan Member; (v) distributing any cash or property other than in accordance with BR Alexan Member’s operating agreement; (vi) merging or consolidating BR Alexan Member; (vii) amending the operating agreement of BR Alexan Member; and (viii) causing BR Alexan JV to enter into a transaction that would violate the provisions of BR Alexan JV’s operating agreement designed to protect our status as a REIT.

Prior to the conversion of our preferred membership interest into a common membership interest, if any, BR Alexan Member’s managers may be removed only by us for “cause,” which includes the institution of a collection action by the construction lender, fraud, gross negligence, breach of fiduciary duty, and any material breach of BR Alexan Member’s operating agreement not cured within 60 days. If the managers are removed for cause, then we may appoint a replacement manager.

Following the conversion of our preferred membership interest into a common membership interest, if any, BGF, SOIF II and SOIF III shall be automatically removed as managers of BR Alexan Member and we shall become the sole manager, removable only by a majority of the membership interest for actions constituting fraud or gross negligence causing a material diminution in value.

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BR Alexan JV

BR Alexan JV is the title holder of the Alexan property.

BR Alexan Member is committed to invest $22,320,000 to acquire a 90.0% equity interest in BR Alexan JV, and HCH 106 Town and County L.P., a Delaware limited partnership, an affiliate of TCR (the “TCR Member”) is committed to invest $2,480,000 to acquire a 10.0% equity interest in BR Alexan JV, and BR Alexan Member and the TCR Member have entered into a joint venture operating agreement for the BR Alexan JV. To date, the BR Alexan Member has invested $18,863,860 and the TCR Member has invested $2,095,984. The operating agreement contains terms, conditions, and indemnities that are customary and standard for joint ventures in the real estate industry.

Management and Major Decisions

The BR Alexan Member and the TCR Member are each co-managers of BR Alexan JV, and have appointed a management committee to act on decisions of the manager under the operating agreement, which is controlled by the BR Alexan Member. Decisions of the management committee are subject to major decisions that are reserved to the members. These major decisions include: (i) commencing, responding to or settling any litigation involving BR Alexan JV or the Alexan property; (ii) admission of additional members, subject to certain permitted affiliate transfers; (iii) taking actions that would expose a party to liability under a loan guaranty; (iv) pledging an interest in the property; (v) filing or initiating a bankruptcy; (vi) any amendment to the certificate of formation or operating agreement of BR Alexan Member; (vii) borrowing any funds other than the Construction Loan; (viii) entering into any agreement with an affiliated party; (ix) entering into any reorganization, merger or consolidation of BR Alexan Member; (x) acquiring any real property other than the property; (xi) selling the project or property; (xii) approving any general contractor or co-developer; (xiii) approving the annual operating budget or modifications; (xiv) approving modifications to the project budget; (xiv) approving the initial property management company; and (xv) modifying the preliminary drawings for the project (the “JV Major Decisions”).

To the extent that BR Alexan Member and the TCR Member are not able to agree on a JV Major Decision on or after the earlier of July 1, 2019 or the second anniversary of the completion of the construction of the improvements on the Alexan property, either party may initiate a buy-sell proceeding compelling the other member to purchase the initiating party’s membership interest or sell to the initiating party the non-initiating party’s membership interest, or otherwise compel the sale of the property.

Development Agreement and Development Cost Overruns

BR Alexan JV has entered into a development agreement with Maple Multi-Family Operations, L.L.C. (the “Developer”), an affiliate of TCR, providing for development services for the project, and entered into a construction agreement with Maple Multi-Family TX Contractor, L.L.C. (the “Contractor”), an affiliate of TCR, for construction services for the project. Under the terms of the development agreement, the Developer will be entitled to earn a development fee of $2,382,568, payable monthly based upon percentage of the development work completed as of the end of the relevant month. The BR Alexan Member and the TCR Member have agreed to a development budget pursuant to which the project will be developed. Under the terms of the operating agreement for the BR Alexan JV, the TCR Member is generally responsible for funding development cost overruns attributable to hard and soft costs over the budgeted items in the development budget, which may be returned to the TCR Member only after BR Alexan Member has achieved a threshold internal rate of return as described below.

Additional Capital Contributions

Except for development cost overruns required to be funded by the TCR Member, the operating agreement provides that in certain instances either member and in other instances the management committee may call for additional capital contributions to fund any cash flow deficits caused by cost overruns that are attributable to taxes, insurance premiums, debt service or operating deficits, that are not otherwise caused by the fraud, gross negligence, or default by a member or certain of its affiliates under the operating agreement. Cost overruns caused by a member or its affiliates must be funded by, and are payable to, the defaulting member in the same manner as development costs overruns.

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The TCR Member also has the right to unilaterally call additional capital contributions under the operating agreement, other than for development cost overruns, as long as the TCR Member or its affiliate has an outstanding loan guaranty in order to fund any debt service shortfall or other payment that, if unpaid, would constitute a payment default on a guaranty.

Any additional capital contributions are to be made 90% by BR Alexan Member and 10% by the TCR Member. Any such additional capital contributions will be funded on a priority return basis and be entitled to priority return of 10% per annum, cumulative and compounded monthly. No additional capital contribution is mandatory. The sole remedy of the other member for unfunded additional capital contributions is to fund such contributions and to earn upon such disproportionate additional capital contributions funded a priority return of 20% per annum, except in the case of a capital call to provide equity to pay off the construction loan or to fill an equity gap to refinance the construction loan, in which case the priority return would be 9% per annum.

Distributions

Pursuant to the provisions of the operating agreement, distributions are made generally as follows: (i) first, to repay unreturned disproportionate capital contributions and the priority return earned thereon in inverse order of funding such disproportionate contributions; (ii) second, pari passu, to the members in accordance with accrued but unpaid additional capital contribution priority return until paid in full, (iii) third, to the members, pari passu, in accordance with their additional capital contributions until reduced to zero, (iv) fourth, to the members, pari passu, in accordance with their unreturned budgeted development-related capital contributions until each member has received an internal rate of return of 10%, (v) fifth, to the applicable member an amount equal to any development cost overruns or cost overruns required to be funded by a member because of the bad act or default action of that member or its affiliates, (vi) sixth, 80.0% to the members pro rata in accordance with their ownership percentages and 20.0% to the TCR Member until BR Alexan Member has received an internal rate of return of 13%, (vii) seventh, 70.0% to the members pro rata in accordance with their ownership percentages and 30.0% to the TCR Member until BR Alexan Member has received an internal rate of return of 18.0% and (viii) thereafter, 50.0% to the members pro rata in accordance with their ownership percentages and 50.0% to the TCR Member.

The Development

The four separate parcels of land aggregated for the development of the Alexan property were acquired from four separate and independent arms-length sellers: SFP Hotel Investors, L.P.; Performance Development, L.P.; Alvin W. Gee; and, Investment Property Exchange Services, Inc. as qualified intermediary for TADI Investments, Inc. (the “Sellers”), for an aggregate purchase price of approximately $19.349 million, plus closing costs. The purchase price for the transaction was determined through negotiations between the Sellers and TCR and its affiliates. Neither we nor our Manager is affiliated with any of the Sellers and there is no material relationship between any of the Sellers and us or our affiliates, or any of our directors, officers or their respective associates, other than in respect of this transaction. In evaluating the Alexan property as a potential investment and determining whether the amount of consideration to be paid was appropriate, a variety of factors were considered, including expected valuation of the project upon stabilization, submarket demographics, the planned community features and amenities, location, and environmental issues.

The Alexan property is situated on four parcels of land totaling 2.3 acres and located in Houston, Texas. Three out of the four parcels are currently improved, and the leases for such improvements will be terminated and improvements razed as part of the development plan for the Alexan property. Once constructed, the Alexan property will total 281,891 square feet, with 340 total units in a single building and an average unit size of 829 square feet. The Alexan property will have approximately 277 one bedroom apartments and approximately 63 two bedroom apartments. The Alexan property is located within four miles of Houston’s Energy Corridor and Westchase business district. In addition, the Alexan property is adjacent to CityCentre, a prominent 37-acre mixed use development complex encompassing 1.8 million square feet of office, hotel, retail, and residential space.

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The total projected development cost for the Alexan property, including land acquisition, is approximately $81.8 million, or $240,600 per unit. The project is expected to be completed in December 2016. Our Manager believes that the Alexan property is well located, has acceptable roadway access, and will be adequately insured.

BR Alexan JV has yet to select a property manager for the Alexan property post completion. Any management fee paid to the future property manager may be no greater than 2.5% of the Alexan property’s annual gross revenues (except during the lease up phase), payable monthly.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF BALANCE SHEET ARRANGEMENT OF REGISTRANT

Construction Financing

The development of the Alexan property will be funded with $24.80 million of gross equity from the BR Alexan JV, and a $57,000,000 construction loan made by Compass Bank, an Alabama banking corporation, and such other lenders as may participate alongside Compass Bank (the “Construction Loan”) to the Project Owner, which Construction Loan is secured by the Alexan property and improvements.  The Construction Loan is expected to be funded in draws as provided under the project budget. The Construction Loan has a 42-month term, maturing on January 1, 2018, and is subject to 2 one-year extensions, provided that certain conditions are met.

Prior to completion of the development of the Alexan property, the interest rate on the Construction Loan is a variable per annum rate equal to the prime rate plus 0.5% (the “Base Rate”); provided, that, at the request of the Project Owner the interest rate for a portion of the outstanding principal amount (not less than $500,000) may alternatively be determined in accordance with the following formula: the LIBOR rate divided by (one minus the average maximum rate at which reserves against Eurocurrency liabilities are required to be maintained by member banks of the Federal Reserve System in New York City) plus 2.5% (the “LIBOR Based Rate”). Following completion of the development of the Alexan property and its achieving a debt service coverage ratio of 1.1:1.0 for at least three months, each of the Base Rate and LIBOR Based Rate (if applicable) are reduced by 0.25%. Payments are interest-only during the initial three-year term. In the event that the extension option is exercised, monthly payments will consist of principal plus interest. Principal payments shall be made monthly in the amount of $60,000. The Construction Loan can be prepaid without penalty; provided that if any portion of the principal is accruing interest pursuant to the LIBOR Based Rate, any payments made on a day other than the last day of an interest period shall be subject to breakage fees.

In conjunction with the closing of the Construction Loan, affiliates of TCR provided a completion guaranty, a repayment guaranty of 50% of the outstanding principal amount of the loan, reducing to 25% of the outstanding principal upon achievement of a 1.0:1.0 debt service coverage ratio for three consecutive months, further reducing to 0% of the outstanding principal amount upon achievement of a 1.45:1.00 debt service coverage ratio for three consecutive months (the “0% step-down”), a repayment guaranty of 100% of accrued interest until the 0% step-down and guaranties of certain non-recourse carveout events.

ITEM 7.01	REGULATION FD DISCLOSURE.

On July 8, 2014, the Company issued the press release attached hereto as Exhibit 99.1 announcing that the Company made a convertible preferred equity investment in the Alexan property, as disclosed in Item 2.01 above. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Exchange Act. The information set forth in this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)          Exhibits.

Exhibit No.	Description

99.1	Press Release, dated July 8, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

DATE: July 8, 2014	/s/ R. Ramin Kamfar
R. Ramin Kamfar
Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)

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